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                                                                  EXHIBIT (c)(1)



[SALOMON SMITH BARNEY LETTERHEAD]

September 5, 2002


The Pepsi Bottling Group, Inc.
One Pepsi Way
Somers, New York 10589


Ladies and Gentlemen:

         You have requested our opinion as to the fairness, from a financial point of view, to The Pepsi Bottling Group, Inc., a Delaware corporation ("Parent"), of the aggregate consideration to be paid by Parent, through its indirect subsidiary PBG Grupo Embotellador Hispano Mexicano, S.L., a Spanish limited liability company (the "Offeror"), pursuant to tender offers (the "tender Offers") to be made by the Offeror in Mexico and the United States for the outstanding shares of capital stock, including those held through ordinary participation certificates and global depositary receipts (collectively, the "Securities"), of Pepsi-Gemex, S.A. de C.V., a Mexican variable stock corporation (the "Company"). We understand that pursuant to the Tender Offers, the Offeror will offer to purchase all outstanding Securities for an aggregate price equal to the excess of 11.612 billion Mexican pesos over the consolidated net debt of the Company immediately prior to the commencement of the Tender Offers. You have advised us that PepsiCo, Inc. and its affiliates ("PepsiCo") and Mr. Enrique Molina Sobrino and certain of his affiliates, the holders of a majority of the outstanding Securities, are expected to agree to tender their Securities to the Offeror pursuant to the Tender Offers. In addition, we understand that, in connection with the Tender Offers, PepsiCo has agreed to pay to the Offeror an aggregate amount of 172.7 million Mexican pesos.

         In arriving at our opinion, we reviewed drafts, dated August 15 and August 16, 2002 of agreements of Pepsico and Mr. Molina, respectively, to tender their Securities to Parent pursuant to the Tender Offers, and held discussions with certain senior officers, directors and other representatives and advisors of Parent and certain of its respective affiliates concerning the businesses, operations and prospects of the Company. We examined certain publicly available business and financial information relating to the Company as well as certain financial forecasts and other information and data for the Company on a stand-alone basis, which were provided to or otherwise discussed with us by the management of Parent. We reviewed the financial terms of the Tender Offers in relation to, among other things: current and historical market prices and trading volumes of the Securities; the historical and projected financial and operating data of the Company; and the capitalization and financial condition of the Company. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently



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effected that we considered relevant in evaluating the Tender Offers and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

         In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us and have further relied upon the assurances of the management of Parent that they are not aware of any facts that would make any of such information inaccurate or misleading. Wit respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Parent that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Parent as to the future financial performance of the Company. We express no view with respect to such forecasts and other information and data or the assumptions on which they were based. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor have we made any physical inspection of the properties or assets of the Company. Representatives of Parent have advised us, and we have assumed, that, when finalized, the documents we have reviewed in draft form, as described above, will not vary materially from such drafts.

         We were not requested to consider, and our opinion does not address, the relative merits of the Tender Offers as compared to any alternative business strategies that might exist for Parent or the effect of any other transaction in which Parent and its affiliates might engage. Our opinion necessarily is based upon information available to us and financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof.

         Salomon Smith Barney Inc. is acting as financial advisor to Parent in connection with the Tender Offers. We will receive a fee for our services, a portion of which fee is contingent upon the consummation of the Tender Offers, and will also receive a fee upon the delivery of this opinion. In addition, we and our affiliates have been engaged to provide certain debt financing to Parent in connection with the Tender Offers. We also have in the past provided investment banking services to Parent and the Company that are unrelated to the Tender Offers, for which services we have received and may receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Parent and the Company for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney Inc. and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Parent and the Company and their respective affiliates.

         Our advisory services and the opinion expressed herein are provided solely for the information of the Board of Directors of Parent in its evaluation of the Tender Offers. Our opinion is not intended to be and does not constitute a recommendation of the Tender Offers to the Board of Directors, Parent or to anyone else or a recommendation to any holder of Securities



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as to whether such holder should tender Securities in the Tender Offers. Our opinion may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public reference to Salomon Smith Barney Inc. be made, without our prior written consent.

         Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the aggregate consideration to be paid by Parent, through the Offeror, pursuant to the Tender Offers is fair, from a financial point of view, to Parent.

                                            Very truly yours,


                                            /s/ SALOMON SMITH BARNEY INC.

                                            SALOMON SMITH BARNEY INC.





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